Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR FULL YEAR 2011 AND FOURTH QUARTER

— Quarterly Guidance Achieved or Exceeded on All Metrics —

— Company Launches Mobile App and Advances Four Screen Strategy —

— Revenue Per Room Increases for Q4 and Full Year —

SIOUX FALLS, SD, February 22, 2012 — LodgeNet Interactive Corporation (Nasdaq:LNET) reported that annual revenue for 2011 was $421.3 million compared to $452.2 million in 2010.  Operating income increased 21.6% to $28.5 million versus $23.4 million during the prior year; while the Company narrowed its net loss to only $(0.6) million for 2011 as compared to $(11.7) million for 2010.  Net loss attributable to common stockholders was $(0.25) per share, a 64.8% improvement over the $(0.71) per share loss during 2010.  Adjusted Operating Cash Flow (1) for the year was $104.1 million compared to $109.5 million for 2010.

For the quarter, LodgeNet reported quarterly revenue of $100.1 million compared to $107.3 million in the fourth quarter of 2010.  Operating income increased 15.1% to $4.5 million versus $3.9 million during last year’s fourth quarter.   The Company earned $1.2 million of net income (before preferred dividend) in the current fourth quarter versus a net loss of $(4.4) million one year ago.  Net loss attributable to common stockholders was $(0.3) million or $(0.01) per share, an improvement over the $(5.8) million or $(0.23) per share loss during the fourth quarter of 2010.  Adjusted Operating Cash Flow for the quarter was $22.7 million compared to $24.6 million in the fourth quarter of 2010.

The following financial highlights are in thousands, except per share data:

	Twelve Months Ended December 31,
	2011	2010

Total revenue	$421,262	$452,172
Income from operations	28,460	23,410
Net loss	(631)	(11,685)
Net loss attributable to common stockholders	(6,375)	(17,435)
Net loss per common share (basic and diluted)	$(0.25)	$(0.71)

Adjusted Operating Cash Flow	$104,058	$109,529
Average shares outstanding (basic and diluted)	25,083	24,455

	Three Months Ended December 31,
	2011	2010

Total revenue	$100,051	$107,255
Income from operations	4,502	3,910
Net income (loss)	1,157	(4,364)
Net loss attributable to common stockholders	(274)	(5,802)
Net loss per common share (basic and diluted)	$(0.01)	$(0.23)

Adjusted Operating Cash Flow	$22,691	$24,642
Average shares outstanding (basic and diluted)	25,147	25,022

(1) Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.

“2011 was an important transformational year for us,” said LodgeNet Chairman and CEO Scott C. Petersen.  “First, we launched several strategic growth initiatives, including our ‘Four Screen’ strategy, our Mobile App and our Envision interactive platform, which we believe will power our growth in 2012 and beyond.  Second, Hospitality revenue per room increased year over year — a first since 2007 — which signals the growing success of the revenue diversification strategy we started several years ago.  Lastly, the positive impact of this transformation is being reflected in our profitability metrics as Operating Income was up 22% and the Net to Common per share improved 65% over 2010.”

Company Highlights:

Mobile Application Launched.  The LodgeNet Mobile App was launched last month and has quickly become a traveler favorite.  The app allows travelers to turn their smart phones in to a powerful remote for the in-room television as well as a discovery device for accessing a variety of hotel and local information.  For hoteliers, the app provides a critical vehicle to connect with their guests through a device that is always on and central to their guests’ travel experience.  Upon launch, the app rose to a top travel app in both the Apple Store and Android Market given its ease of use and innovative functionality.  For 2012, the Company expects its mobile footprint to grow to over 750,000 rooms.

Revenue and Profitability Per Room Growing.  Revenue per Hospitality room increased during the fourth quarter by 3.4% versus last year.  This represents the second consecutive quarter with revenue per room growth vs. prior year.  The strong performance in the second half of 2011 also drove the full year revenue per room to $21.36, an improvement of 0.3% vs. last year.  The success of the Company’s diversification efforts continues with revenue per room from non-Guest Entertainment sources increasing 14.9% over last year’s fourth quarter.  The profitability of our rooms also improved during the year as we leveraged our operating scale and continued to focus on reducing operating expenses.  AOCF per room for the year was $5.29, an improvement of 3% over last year.  For 2012, the Company expects continued improvement in revenue per Hospitality room served, with full year revenue per room to increase by approximately 5%.

High Definition Rollout Accelerating.  The Company’s interactive High Definition footprint grew by 15,000 rooms during the fourth quarter to end the year at 309,000 rooms or 21% of the Guest Entertainment room base.  The fourth quarter growth compared favorably to the 8,800 room growth in the third quarter.  Revenue performance in these rooms continues to far outpace our non-HD rooms with over 60% higher revenue per room.  The capital investment required to install the HD platform was $140 per room in 2011, a reduction of 50% over the last two years.  We believe the demand for interactive HD services will accelerate as hotels strive to improve the guest experience and more hotels subscribe to our new, cloud-connected Envision HD platform.  This transition represents a multi-year opportunity for LodgeNet as we migrate our room base to the higher revenue and higher profit per room HD offering.  For 2012, the Company expects to install approximately 100,000 rooms with interactive HD services.

Profitability Metrics Improving.  Operating Income for 2011 improved by 22% to $28.5 million due to significant reductions in operating expenses and the improving revenue performance from our diversified services.  In 2011, operating expenses declined by 11% due to reductions in headcount, lower depreciation expense and overall reductions in discretionary spending.  Net loss improved 95% from a loss of $(11.7) million last year to less than $(1.0) million this year, while net income available to common shareholders improved by 65% from a loss of $(0.71) per share to a loss of $(0.25) per share this year.  We remain focused on our improving bottom line performance from our strategic growth initiatives and an ongoing focus on controlling costs.  For the full year 2012, the Company expects to be profitable, with Net Income Available to Common Shareholders in the range of $0.01 to $0.20 per common share.

Hotels Embracing Envision Apps.  The adoption of the Company’s Envision platform by hoteliers accelerated during the final quarter as the Company signed contracts for 20,000 Envision rooms bringing the total to 40,000 rooms under contract at year end. As of today, we have achieved another milestone with 60,000 rooms now under contract with Envision. The cloud-connected platform delivers a dynamic guest experience by providing essential hotel services, valuable information about local attractions as well as delivering the best in-room entertainment options.  Hotels focused on delivering consistent brand messages and engaging their guests, understand that the HDTV has become a powerful guest portal and the Envision platform can be customized to deliver the vision and services unique to their brands and individual properties.  For 2012, we expect our Envision room base to grow to over 130,000 rooms with over 30% signing up for subscription-based, premium apps.

“We delivered another solid quarter and met or exceeded all of our guidance metrics as we continued to execute on our operating plan” said LodgeNet Senior Vice President and CFO Frank P. Elsenbast.  “Our per-room metrics improved throughout the year and highlight the success of our HDTV, Envision, and advertising initiatives.  Our operating model remains strong as we delivered a 22% increase in operating income and improved our operating margin for the full year.”

“We have a unique and expanding platform at the crossroads of technology and hospitality which we believe will power our growth in the years ahead,” continued Petersen.  “No company in our industry has the operating scale, technology resources and content advantages that we possess.  Working with our hotel customers and the consumers they serve to better understand their needs, our recently announced ‘Four Screen’ strategy presents us with proven and impactful growth opportunities to financially benefit from the hotel industry’s transition to high definition television and cloud-connected services.  In addition, with the recent launch of the LodgeNet Mobile App, we are uniquely qualified to deliver innovation and new services that will take the traveler experience to the next level.”

RESULTS FROM OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2011 VERSUS

TWELVE MONTHS ENDED DECEMBER 31, 2010

Total revenue for 2011 was $421.3 million, a $30.9 million or 6.8% decline, compared to the same period of 2010.  Guest Entertainment revenue decreased $36.5 million, partially offset by a $5.6 million increase from our non-Guest Entertainment products and services.  The decrease in Guest Entertainment revenue resulted primarily from a 7.7% reduction in the average number of Guest Entertainment rooms served and a 7.0% decline in Guest Entertainment revenue per room.  The rooms removed from our base during the year generated 35% lower Guest Entertainment revenue than our average room.  The vast majority of these rooms did not switch to a different interactive television (“iTV”) provider, but chose to limit their media offering to only free TV content.

Guest Entertainment revenue per room benefited from an increase in the sale of theatrical movies due to our VOD 2.0 marketing initiatives and more popular Hollywood content through the second half of the year.  This improvement was offset by a decline in revenue from non-theatrical movies, TV on-demand programming, music, video games and TV internet access.  On a per-room basis, total Hospitality and Advertising Services revenue was 0.3% higher than last year, driven by a 10.6% increase in revenue generated from non-Guest Entertainment services.

Hotel Services revenue was $134.8 million in 2011, a 7.4% increase versus last year on a revenue per room basis, driven primarily from price increases on cable television programming versus the prior year.  System Sales & Related revenue per room improved 21.8%, driven primarily by programming fees, equipment sales and termination fees related to a group of limited service hotels which elected to only provide free TV content.  Additionally, our Healthcare subsidiary generated $10.3 million of revenue during the year, an increase of $1.8 million or 21.4%, resulting from a 31.2% increase in the number of beds being served as well as higher revenue on current year system sales, installations and related professional services.

Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased $16.7 million or 6.6%, to $237.3 million in 2011 as compared to $254.0 million in 2010.  Direct costs declined primarily due to lower royalties and hotel commissions.  Additionally, we had lower connectivity costs as a result of bandwidth re-provisioning and renegotiating certain supplier agreements.  Advertising Services fixed costs also decreased year over year, driven by lower satellite distribution costs.  Gross margin remained stable year over year, at 43.7% for 2011 as compared to 43.8% for 2010.

System Operations and Selling, General and Administrative (“SG&A”) expenses decreased $9.8 million or 10.7%, to $81.3 million in 2011 as compared to $91.1 million in 2010.  Factors driving the improvement period over period include reduced system repair costs, professional services expenses, property taxes, facilities costs and administrative labor from the workforce reductions and other cost savings initiatives instituted at the beginning of the year.  Depreciation and Amortization expenses decreased 13.2%, to $72.2 million in 2011 as compared to $83.2 million in 2010.  The decline was due to assets becoming fully depreciated, lower cost systems being installed, and lower capital investment levels over the past three years.

As a result of factors described above, Operating Income increased $5.1 million or 21.6% to $28.5 million in 2011 as compared to $23.4 million in 2010.  Adjusted Operating Cash Flow (“AOCF”), a non-GAAP measure, decreased to $104.1 million for 2011 as compared to $109.5 million in 2010.  As a percent of revenue, AOCF margin increased to 24.7% this year versus 24.2% for the prior year.

Outstanding debt was $363.3 million at the end of 2011 compared to $373.6 million at the end of the 2010.  Cash as of December 31, 2011 was $14.0 million as compared to $8.4 million on December 31, 2010.  Interest expense decreased $2.3 million or 7.0% to $31.2 million in 2011 versus $33.5 million in 2010.  Our average interest rate for 2011 was 8.4% versus 7.4% last year, due to the 6.5% interest rate on our amended credit facility and our interest rate swap obligations outstanding during the first half of the year at just over 5%.  The interest rate swap agreements expired at the end of the second quarter of 2011.

For 2011, net loss before dividends was $(0.6) million, an improvement of 94.6% compared to a net loss before dividends of $(11.7) million for 2010.  Net loss attributable to common stockholders was $(6.4) million for 2011, a 63.4% improvement compared to a net loss of $(17.4) million in the prior year. Net loss per share attributable to common stockholders was $(0.25) for 2011 (basic and diluted) versus a net loss per share of $(0.71) in 2010 (basic and diluted).  The results for 2011 included a $3.3 million, or $0.13 per common share, Canadian tax benefit.

For 2011, cash provided by operating activities was $52.0 million as compared to $101.7 million in 2010.  The reduction in 2011 cash flow was driven by a $44.1 million change in working capital as accounts payable balances are returning to more normalized levels.  Cash used for capital investments was $27.3 million during 2011 compared to $21.8 million in 2010.  During the year, the Company installed and converted 39,144 High Definition interactive rooms, a 3.9% increase, as compared to 37,684 rooms during 2010.  Year over year, the average capital per High Definition room installation declined 20.9%, to $140 per room.  The decrease in the average cost per HD room was primarily driven by lower component costs and reduced overhead burden.

RESULTS FROM OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2011 VERSUS

THREE MONTHS ENDED DECEMBER 31, 2010

Total revenue for the fourth quarter of 2011 was $100.1 million, a $7.2 million or 6.7% decline, compared to the same period of 2010.  Guest Entertainment revenue decreased $8.9 million, partially offset by a $1.7 million increase from our non-Guest Entertainment products and services.  The decrease in Guest Entertainment revenue resulted primarily from a 10.2% reduction in the average number of Guest Entertainment rooms served and a 5.5% decline in Guest Entertainment revenue per room.  The rooms removed from our base during the quarter generated 37% lower Guest Entertainment revenue than our average room.  The vast majority of these rooms did not switch to a different interactive television (“iTV”) provider, but chose to limit their media offering to only free TV content.

Guest Entertainment revenue per room benefited from an increase in the sale of theatrical movies due to our VOD 2.0 marketing initiatives and more popular Hollywood content.  This improvement was offset by a decline in revenue from non-theatrical movies, music, video games and TV internet access.  On a per-room basis, total Hospitality and Advertising Services revenue was 3.4% higher than last year’s fourth quarter, driven by a 14.9% increase in revenue generated from non-Guest Entertainment services.

Hotel Services revenue was $32.4 million in the fourth quarter, a 7.7% increase versus last year on a revenue per room basis, driven primarily from price increases on cable television programming versus the prior year quarter.  System Sales & Related revenue per room improved 39.3%, driven primarily by programming fees, equipment sales and termination fees related to a group of limited service hotels which elected to only provide free TV content.  Additionally, our Healthcare subsidiary generated $2.6 million of revenue during the fourth quarter, an increase of $0.3 million or 12.0%, resulting from a 31.2% increase in the number of beds being served.

Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased $3.3 million or 5.6%, to $56.9 million in the fourth quarter of 2011 as compared to $60.2 million in the fourth quarter of 2010.  Direct costs declined primarily due to lower royalties and hotel commissions.  Additionally, we had lower connectivity costs as a result of bandwidth re-provisioning and renegotiating certain supplier agreements.  Advertising Services fixed costs remained stable quarter over quarter.

System Operations and Selling, General and Administrative (“SG&A”) expenses decreased $2.1 million or 9.4%, to $20.9 million in the fourth quarter of 2011 as compared to $23.0 million in the fourth quarter of 2010.  Factors driving the improvement period over period include reduced property taxes, professional services expenses, system repair costs and administrative labor from the workforce reductions instituted at the beginning of the year.  Depreciation and Amortization expenses decreased 11.3%, to $17.7 million in the fourth quarter of 2011 as compared to $20.0 million in the fourth quarter of 2010.  The decline was due to assets becoming fully depreciated, lower cost systems being installed and lower capital investment levels over the past three years.

As a result of factors described above, Operating Income increased $0.6 million or 15.1% to $4.5 million in the fourth quarter of 2011 as compared to $3.9 million in the fourth quarter of 2010.  Adjusted Operating Cash Flow (“AOCF”), a non-GAAP measure, decreased to $22.7 million for the fourth quarter of 2011 as compared to $24.6 million in the fourth quarter of 2010.  As a percent of revenue, AOCF margin was 22.7% this quarter versus 23.0% for the prior year quarter.

Interest expense decreased $1.8 million or 22.8% to $6.2 million in the fourth quarter of 2011 versus $8.0 million in the fourth quarter of 2010.  Our average interest rate for the fourth quarter of 2011 was 6.6% versus 7.8% last year.

For the fourth quarter, net income before dividends was $1.2 million, an improvement compared to a net loss before dividends of $(4.4) million for the fourth quarter of 2010.  Net loss attributable to common stockholders was $(0.3) million for the fourth quarter of 2011, a 95.3% improvement compared to a net loss of $(5.8) million in the prior year quarter.  Net loss per share attributable to common stockholders was $(0.01) for the fourth quarter of 2011 (basic and diluted) versus a net loss per share of $(0.23) in the fourth quarter of 2010 (basic and diluted).  The fourth quarter 2011 results included a $3.3 million, or $0.13 per common share, Canadian tax benefit.

For the fourth quarter of 2011, cash provided by operating activities was $11.0 million as compared to $26.6 million in the fourth quarter of 2010.  The reduction in 2011 cash flow was driven by a $15.6 million change in working capital as accounts payable balances are returning to more normalized levels.  Cash used for capital investments was $10.6 million during the fourth quarter of 2011 compared to $8.1 million in the fourth quarter of 2010.  During the quarter, the Company installed and converted 15,374 High Definition interactive rooms, as compared to 15,404 rooms during the fourth quarter of 2010.

Outlook

For 2012 guidance, LodgeNet will provide annual financial guidance with guidance on additional key operating metrics to give shareholders increased visibility into Company performance.  We believe that tracking progress on the key metrics cited below will provide good transparency on the Company’s main strategic initiatives.

For 2012, the Company expects to report annual revenue in the range of $415 million to $430 million. This guidance reflects an approximate 5% increase in Hospitality Revenue per Room driven by improvements in Guest Entertainment Revenue as well as continued double digit growth from our diversification initiatives.  Additionally, we expect Adjusted Operating Cash Flow to be in a range from $95 million to $100 million on a full year basis.  We expect to be profitable on a full year basis with a Net Income Available to Common Shareholders to be in the range of $0.01 to $0.20 per common share.

Operating Metric	2011 Results	2012 Guidance
Hospitality Rev/Room	$21.36	$22.50
Guest Entertainment Rooms	1,477,000	1,400,000
High Def Rooms	309,000	410,000
Envision Rooms	18,500	130,000
Mobile Rooms	-0-	750,000

The Company will provide at least quarterly updates for these metrics during 2012.  It is our belief that these are the initiatives that will drive the future value creation for LodgeNet as the Company continues to diversify its revenue base and enhance the services provided to the hospitality and healthcare businesses and the consumers they serve.

The Company will host a teleconference to discuss its results February 22, 2012, at 5:00 P.M. Eastern Time.  A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com.  The webcast will be archived on the LodgeNet website for one month.  Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

Special Note Regarding the Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use Adjusted Operating Cash Flow, Free Cash Flow and Net Debt, which are non-GAAP measures derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.  Adjusted Operating Cash Flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.  Net Debt is our total outstanding debt less our cash.  These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance.  We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures.  In addition, Net Debt provides an indication of our ability to remain in compliance with financial covenants.  Our method of computing these measures may not be comparable to other similarly titled measures of other companies.

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband, Mobile and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

Special Note Regarding Forward-Looking Statement

Certain statements in this press release constitute “forward-looking statements.”  When used in this press release, the words “intends,” “expects,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our 2012 guidance, including revenue, Adjusted Operating Cash Flow, Net Income Available to Common Shareholders, Hospitality Revenue Per Room, anticipated HD and Envision room installations, and number of rooms with our mobile footprint, are intended to identify such forward-looking statements.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations.  These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet, the LodgeNet logo, Envision, and PowerPortal are trademarks or registered trademarks of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash	$14,019	$8,381
Accounts receivable, net	53,963	49,332
Other current assets	11,021	12,728
Total current assets	79,003	70,441

Property and equipment, net	119,164	156,917
Debt issuance costs, net	4,373	3,681
Intangible assets, net	91,642	99,005
Goodwill	100,081	100,081
Other assets	14,409	13,881
Total assets	$408,672	$444,006

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$48,255	$60,303
Current maturities of long-term debt	10,395	4,807
Accrued expenses	18,813	22,327
Fair value of derivative instruments	—	10,353
Deferred revenue	19,949	23,168
Total current liabilities	97,412	120,958

Long-term debt	352,905	368,832
Other long-term liabilities	9,296	8,565
Total liabilities	459,613	498,355

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued; 57,266 and 57,500 outstanding at December 31, 2011 and December 31, 2010, respectively (liquidation preference of $1,000 per share; $57,266,000 and $57,500,000 total at December 31, 2011 and December 31, 2010, respectively)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,272,734 and 25,088,539 shares outstanding at December 31, 2011 and December 31, 2010, respectively	253	251
Additional paid-in capital	384,843	388,961
Accumulated deficit	(438,527)	(437,896)
Accumulated other comprehensive income (loss)	2,489	(5,666)
Total stockholders’ deficiency	(50,941)	(54,349)
Total liabilities and stockholders’ deficiency	$408,672	$444,006

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Operations

(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2011	2010	2009
Revenues:
Hospitality and Advertising Services	$410,919	$443,654	$476,658
Healthcare	10,343	8,518	7,834
Total revenues	421,262	452,172	484,492

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	232,181	249,745	269,997
Healthcare	5,128	4,290	3,918
Operating expenses:
System operations	39,386	42,940	42,605
Selling, general and administrative	41,918	48,151	45,494
Depreciation and amortization	72,235	83,236	100,309
Restructuring charge	1,923	421	603
Other operating expense (income)	31	(21)	(126)
Total direct costs and operating expenses	392,802	428,762	462,800

Income from operations	28,460	23,410	21,692

Other income and (expenses):
Interest expense	(31,206)	(33,537)	(38,092)
Gain on extinguishment of debt	—	—	9,292
Loss on early retirement of debt	(158)	(1,050)	(1,537)
Other (expense) income	(349)	326	(747)

Loss before income taxes	(3,253)	(10,851)	(9,392)
Benefit (provision) for income taxes	2,622	(834)	(763)

Net loss	(631)	(11,685)	(10,155)
Preferred stock dividends	(5,744)	(5,750)	(3,114)

Net loss attributable to common stockholders	$(6,375)	$(17,435)	$(13,269)

Net loss per common share (basic and diluted)	$(0.25)	$(0.71)	$(0.59)

Weighted average shares outstanding (basic and diluted)	25,082,921	24,454,796	22,439,325

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Years Ended December 31,
	2011	2010	2009
Operating activities:
Net loss	$(631)	$(11,685)	$(10,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	72,235	83,236	100,309
Gain on extinguishment of debt (non-cash)	—	—	(9,292)
(Gain) loss on derivative instruments	(1,511)	1,511	—
Loss on early retirement of debt	158	1,050	1,537
Share-based compensation and restricted stock	1,618	1,762	1,724
Deferred tax benefit	(3,256)	—	—
Other, net	1,083	304	588
Change in operating assets and liabilities:
Accounts receivable, net	(6,406)	2,571	12,385
Other current assets	2,135	(1,063)	1,173
Accounts payable	(11,980)	21,410	(5,713)
Accrued expenses and deferred revenue	(2,374)	4,268	(4,981)
Other	969	(1,658)	(1,403)
Net cash provided by operating activities	52,040	101,706	86,172

Investing activities:
Property and equipment additions	(27,318)	(21,825)	(21,341)
Net cash used for investing activities	(27,318)	(21,825)	(21,341)

Financing activities:
Repayment of long-term debt	(10,525)	(101,408)	(91,109)
Payment of capital lease obligations	(717)	(1,031)	(1,437)
Borrowings on revolving credit facility	75,000	45,000	—
Repayments of revolving credit facility	(75,000)	(45,000)	—
Debt issuance costs	(2,658)	—	—
Purchase of long-term debt	—	—	(23,685)
Proceeds from investment in long-term debt	614	5,921	5,410
Proceeds from issuance of common stock, net of offering costs	—	13,658	—
Proceeds from issuance of preferred stock, net of offering costs	—	—	53,696
Payment of dividends to preferred shareholders	(5,750)	(5,750)	(1,677)
Exercise of stock options	9	49	2
Proceeds from issuance of stock warrants	—	46	—
Net cash used for financing activities	(19,027)	(88,515)	(58,800)

Effect of exchange rates on cash	(57)	4	180
Increase (decrease) in cash	5,638	(8,630)	6,211
Cash at beginning of period	8,381	17,011	10,800

Cash at end of period	$14,019	$8,381	$17,011

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Operations

(Dollar amounts in thousands, except share data)

	Three Months Ended December 31,
	2011	2010
Revenues:
Hospitality and Advertising Services	$97,496	$104,973
Healthcare	2,555	2,282
Total revenues	100,051	107,255

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	55,626	59,124
Healthcare	1,258	1,119
Operating expenses:
System operations	9,817	11,124
Selling, general and administrative	11,065	11,924
Depreciation and amortization	17,736	19,998
Restructuring charge	26	79
Other operating expense (income)	21	(23)
Total direct costs and operating expenses	95,549	103,345

Income from operations	4,502	3,910

Other income and (expenses):
Interest expense	(6,194)	(8,023)
Loss on early retirement of debt	—	(152)
Other (expense) income	(498)	96

Loss before income taxes	(2,190)	(4,169)
Benefit (provision) for income taxes	3,347	(195)

Net income (loss)	1,157	(4,364)
Preferred stock dividends	(1,431)	(1,438)

Net loss attributable to common stockholders	$(274)	$(5,802)

Net loss per common share (basic and diluted)	$(0.01)	$(0.23)

Weighted average shares outstanding (basic and diluted)	25,146,733	25,022,342

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries

Supplemental Data

Room Base Statistics (at quarter end)	4th Qtr ‘11	3rd Qtr ‘11	2nd Qtr ‘11	1st Qtr ‘11	4th Qtr ‘10

Total Rooms Served (1)	1,621,529	1,693,745	1,753,132	1,797,336	1,829,712
Total Guest Entertainment Rooms (2)	1,477,442	1,551,204	1,608,079	1,649,296	1,680,322
Total HD Rooms (3)	309,239	294,396	285,626	273,309	270,384
Percent of Total Guest Entertainment Rooms	20.9%	19.0%	17.8%	16.6%	16.1%
Total Envision Rooms	18,542	5,087	3,785	1,099	—
Percent of Total Guest Entertainment Rooms	1.3%	0.3%	0.2%	0.1%	0.0%
Total Television Programming (FTG) Rooms (4)	938,270	960,965	989,133	1,013,551	1,030,437
Percent of Total Guest Entertainment Rooms	63.5%	61.9%	61.5%	61.5%	61.3%
Total Broadband Internet Rooms (5)	143,491	150,581	164,812	171,713	178,047
Percent of Total Rooms Served	8.8%	8.9%	9.4%	9.6%	9.7%

Revenue Per Room Statistics (per month)

Hospitality and Advertising Services
Guest Entertainment	$10.91	$11.88	$11.56	$11.79	$11.55
Hotel Services	7.10	7.03	6.98	6.93	6.59
System Sales and Related Services	2.73	2.43	2.09	1.94	1.96
Advertising Services	0.61	0.50	0.46	0.51	0.54
Total Hospitality and Advertising Services	$21.35	$21.84	$21.09	$21.17	$20.64
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)

Hospitality and Advertising Services Revenue:
Guest Entertainment	$49,807	$56,691	$56,691	$58,922	$58,738
Hotel Services	32,426	33,555	34,173	34,679	33,526
System Sales and Related Services	12,471	11,587	10,270	9,700	9,960
Advertising Services	2,792	2,366	2,255	2,534	2,749
Total Hospitality and Advertising Services	97,496	104,199	103,389	105,835	104,973
Healthcare	2,555	2,648	3,246	1,894	2,282
Total Revenue	$100,051	$106,847	$106,635	$107,729	$107,255
Adjusted Operating Cash Flow (6)	$22,691	$27,010	$26,419	$27,938	$24,642

Reconciliation of Adjusted Operating Cash Flow to Income From Operations
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$22,691	$27,010	$26,419	$27,938	$24,642
Depreciation and Amortization	(16,006)	(15,344)	(16,052)	(17,714)	(18,048)
Amortization of Acquired Intangibles	(1,730)	(1,731)	(1,731)	(1,927)	(1,950)
Share Based Compensation and Restricted Stock	(427)	(324)	(455)	(414)	(413)
Restructuring Charge	(26)	(732)	(3)	(1,160)	(79)
Debt Issuance Costs	—	—	—	178	(242)
Income From Operations	$4,502	$8,879	$8,178	$6,901	$3,910

(1) Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

(2) Guest Entertainment rooms, of which 91% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

(3) HD rooms are equipped with high-definition capabilities.

(4) Television programming (FTG) rooms receiving basic or premium television programming.

(5) Represents rooms receiving high-speed Internet service included in total rooms served.

(6) Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.